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EXHIBIT 99.1 - PRESS RELEASE


                 Genelabs Technologies Reports 2003 Year-End and
                        Fourth Quarter Financial Results


REDWOOD CITY, Calif., March 15, 2004 -- Genelabs Technologies, Inc. (Nasdaq:GNLB) today reported financial results for the fourth quarter and year ended December 31, 2003. For the year, Genelabs reported 2003 revenues of $2.9 million, compared to $3.6 million for 2002. Operating expenses for 2003 were $23.3 million compared to $20.1 million for 2002. The company reported a net loss of $19.8 million, or $0.31 per share, for 2003 compared with $16.0 million, or $0.31 per share, for 2002.

The company also reported financial results for the fourth quarter of 2003. Revenues for the three months ended December 31, 2003 were $0.7 million, compared to $0.8 million for the fourth quarter 2002. Operating expenses for the fourth quarter of 2003 were $7.4 million compared to $4.7 million for the fourth quarter 2002. The net loss was $6.5 million for the three months ended December 31, 2003, or $0.08 per share, compared to $3.9 million for the three months ended December 31 2002, or $0.07 per share.

Genelabs had approximately $26.5 million in cash and short-term investments at December 31, 2003.

During the fourth quarter of 2003 operating expenses increased by $2.7 million compared to the fourth quarter of 2002. The largest portion of this increase, $2.0 million, relates to additional operating expenses that the board of directors made contingent upon securing additional financing, and this financing closed in October 2003. In addition, higher costs were incurred for the confirmatory clinical trial of Prestara(TM), measuring its effect on the bone mineral density in women with systemic lupus erythematosus (SLE or lupus) on glucocorticoids.

"We ended 2003 in a strong position," stated James A.D. Smith, president and chief executive officer. "In the fourth quarter, we secured sufficient additional funding that will allow us to complete the confirmatory Phase III clinical trial measuring the effect of Prestara(TM) on bone mineral density in women with lupus. I am very pleased with the support shown by our existing investors, and am delighted to welcome the new investors who participated this financing. More recently, to date in 2004 we have completed a license agreement with Tanabe Seiyaku for the Japanese development and marketing rights to Prestara and also have completed the enrollment of patients into our confirmatory clinical trial. Our team continues to work hard to accrue value for our shareholders, and I look forward to providing you with more updates as we make additional progress."

Outlook for first quarter of 2004
Contract revenues for the first quarter 2004 are estimated to be approximately $0.6 million. We expect to amortize the $2.0 million up-front license fee received from Tanabe over time, and are accordingly planning to defer the majority of this payment for recognition as revenue over the term we have significant obligations to Tanabe. Operating expenses for the first quarter of 2004 are estimated to be approximately $5.8 million to $6.4 million, with approximately 75% to 80% of the operating expenses related to research and development. We estimate that we will end the first quarter of 2004 with cash and short-term investments between $25.5 million and $26 million.


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Genelabs Technologies, Inc. is a biopharmaceutical company pioneering the discovery and development of novel pharmaceutical products to improve human health. We are concentrating our clinical development capabilities on Prestara(TM), an investigational drug for women with systemic lupus erythematosus and have received an approvable letter for our Prestara New Drug Application from the U.S. Food and Drug Administration. We are concentrating our drug discovery capabilities on novel antiviral compounds for treatment of hepatitis C virus infections.

NOTE: This press release contains forward-looking statements including statements regarding the sufficiency of our cash balance to complete the Phase III clinical trial of Prestara(TM) and the outlook for the first quarter of 2004. These forward-looking statements are based on Genelabs' current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, the company's capital requirements and history of operating losses; whether the results of the company's clinical trials of Prestara(TM) and other supporting information will be sufficient to support the approval of Prestara(TM) by the FDA, the European Agency for Evaluation of Medicinal Products and other regulatory authorities; delays regarding the regulatory approval process including the timing and scope of approval received, if any; uncertainties and risks regarding market acceptance of Prestara(TM) as a treatment for SLE; uncertainties and risks regarding the company's ability to consummate strategic or corporate partner transactions on favorable terms or at all; the early stage of Genelabs' research programs and uncertainties associated with the preclinical development of compounds, including whether a compound will advance to preclinical testing, clinical trials, or ultimately become a product, and the uncertainty of the timing of any of these; and the validity, scope and enforceability of patents related to the company's technologies. The active ingredient in Prestara(TM) is prasterone, the synthetic equivalent of the androgenic hormone dehydroepiandrosterone (DHEA). Products containing DHEA are currently being marketed by others as dietary supplements. The company has not submitted applications for regulatory review of Prestara(TM) outside the U.S. and Europe. In addition, neither U.S. nor other regulatory authorities have made a determination as to the safety or efficacy of Prestara(TM) for SLE. Please see the information appearing in the company's filings with the Securities and Exchange Commission, including the most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the captions "Risk Factors," "Business Risks" and "Forward-Looking Statements" for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.


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                           GENELABS TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                               December 31,     December 31,
                                                                  2003              2002
                                                                --------           -------
                                     ASSETS
Cash, cash equivalents and short-term investments ..........    $ 26,530           $ 6,570
Property and equipment, net ................................         920             1,306
Long-term investments ......................................         960               960
Net assets of diagnostic subsidiary ........................         582               417
Other current and non-current assets .......................         874               512
                                                                --------           -------
                                                                $ 29,866           $ 9,765
                                                                ========           =======


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities ................................................     $ 7,051           $ 7,051
Shareholders' equity .......................................      22,815             2,714
                                                                --------           -------
                                                                $ 29,866           $ 9,765
                                                                ========           =======



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                           GENELABS TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                     For the three months ended       For the year ended
                                                       December 31 (unaudited),           December 31,
                                                     --------------------------    -------------------------
                                                       2003             2002         2003             2002
                                                     --------          --------    --------         --------
Contract revenue .................................     $  715            $  849    $  2,916         $  3,645
                                                     --------          --------    --------         --------
Operating expenses:
     Research and development ....................      5,518             3,450      17,427           14,537
     General and administrative ..................      1,924             1,294       5,895            5,529
                                                     --------          --------    --------         --------
         Total operating expenses ................      7,442             4,744      23,322           20,066
                                                     --------          --------    --------         --------
Operating loss ...................................     (6,727)           (3,895)    (20,406)         (16,421)

Interest income, net .............................         49                33          84              341
                                                     --------          --------    --------         --------
Loss from continuing operations ..................     (6,678)           (3,862)    (20,322)         (16,080)
                                                     --------          --------    --------         --------
Income from discontinued operations
  of diagnostics subsidiary ......................        188                 2         515              130
                                                     --------          --------    --------         --------
Net loss .........................................   $ (6,490)         $ (3,860)   $(19,807)        $(15,950)
                                                     ========          ========    ========         ========
Loss per share - continuing operations ...........   $  (0.08)         $  (0.07)   $  (0.32)        $  (0.31)
                                                     ========          ========    ========         ========
Net loss per share ...............................   $  (0.08)         $  (0.07)   $  (0.31)        $  (0.31)
                                                     ========          ========    ========         ========
Weighted average shares outstanding ..............     80,796            53,206      63,888           51,443
                                                     ========          ========    ========         ========